Exhibit 10.2

COMPENSATION AGREEMENT

This Compensation Agreement is made to be effective from February 3, 2020 by and between Jeffrey Maller (“Consultant”) and American Battery Metals Corporation (the “Company”) (together, Consultant and the Company are each a “Party” and collectively, the “Parties”), who agree as follows:

1.Compensation. As partial compensation for legal services rendered to the Company for the calendar year ending December 31, 2020, the Company agrees to issue to Consultant the sum of two million (2,000,000) shares of the Company’s common stock (the “Compensation Shares”).

2.Registration. As soon as reasonably practicable after the full execution of this Agreement, the Company intends to file a Registration Statements on Form S-8 with the Securities and Exchange Commission registering the Compensation Shares to permit the public sale by the Consultant.

3.Restricted Services. The Parties agree that none of the services previously provided or to be provided in exchange for the Compensation Shares are in connection with any capital raising transaction or with directly or indirectly promoting or maintaining a market for the securities of the Company. To the extent that Consultant has or will provide any of such services, he shall be compensated from other sources other than the Compensation Shares.

4.Board Approval. This Agreement was approved by the Board of Consultants of American Battery Metals Corporation on February 3, 2020.

5.Governing Law; Venue. This Agreement shall be constructed and interpreted in accordance with and governed by the laws of the State of Nevada. The Parties agree to submit to the jurisdiction of the Federal and State Courts in Washoe County, Nevada for the resolution of all legal disputes arising under the terms of this Agreement.

6.Severability. Should any provision of this Agreement be declared or determined to be invalid or illegal, the validity of the remaining parts, terms or provisions shall not be affected thereby, and the illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement.

7.Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused this Compensation Agreement to be duly executed by each Party’s authorized officer as of the Effective Date.

“COMPANY”		“CONSULTANT”:
American Battery Metals Corporation, a Nevada corporation

By:	/s/ Douglas Cole	By:	/s/ Jeffrey Maller
Name:	Douglas Cole	Name:	Jeffrey Maller
Title:	Chief Executive Officer